Exhibit 23.1
Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 15, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Core Health Care Network, Inc.
Reno, NV 89501

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Core Health Care Network, Inc. of our report dated March 21, 2011, relating to the financial statements of Core Health Care Network, Inc., a Nevada Corporation, as of and for the periods ending December 31, 2010 and 2009 and for the period from October 13, 2008 (inception) though December 31, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan

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